Exhibit 99.2

JLL Income Property Trust
Increases and Extends $1 Billion Credit Facility

Chicago (May 3, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with $6.3 billion in portfolio assets today announced it has secured a $1 billion credit facility with a syndicate of nine market-leading real estate lenders. The credit facility contains a $600 million revolving line of credit and a $400 million term loan with an accordion feature that can increase the facility up to a total of $1.3 billion. It has a three-year term, plus extension options and bears an interest rate based on Adjusted Term SOFR plus 0.10%, plus a spread ranging from 1.3% to 2.0%.
“We appreciate the recognition by these nine major financial institutions of our investment strategy, the growth and quality of our portfolio, and our investment performance track record,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This expanded facility supports our growth ambitions and increases our financial flexibility.”

The nine lenders in the credit facility syndicate are led by JPMorgan Chase Bank, N.A. as Administrative Agent, and includes Bank of America, N.A., Capital One, National Association, PNC Capital Markets LLC, and Wells Fargo Securities, LLC, as Co-Syndication Agents, Joint Lead Arrangers and Joint Bookrunners. Other lenders participating in the syndicated credit facility include Fifth Third Bank, National Association; BMO Harris Bank N.A.; Key Bank National Association and The Bank of New York Mellon.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

Confidential

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $78 billion of assets in private and public real estate property and debt investments as of Q4 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management's intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email:    scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com

Confidential